Exhibit 99.1

News	Contact: Investor Relations ViaSat Inc. 760-476-2633 www.viasat.com
ViaSat Reports Fiscal 2010 Second Quarter Results
Carlsbad, CA — November 5, 2009 — ViaSat Inc. (NASDAQ: VSAT), a provider of advanced satellite and wireless networking systems and services, announced that financial results for the second quarter of fiscal year 2010 include new contract awards of $225.7 million, revenues of $160.7 million and non-GAAP diluted net income per share of $0.40, or $0.28 per share on a diluted GAAP basis. Year-to-date, ViaSat reported new contract awards of $346.3 million, total revenues of $319.1 million and non-GAAP diluted net income per share of $0.73, or $0.53 per share on a diluted GAAP basis.
     “Our fiscal second quarter featured very good operating earnings from our government and commercial equipment businesses and exceptionally strong new business orders – especially in strategically important markets including defense mobile broadband, information assurance, and Ka-band broadband,” said Mark Dankberg, chairman and CEO. “We also reached a major strategic milestone through a definitive agreement to acquire WildBlue Communications. The planned acquisition enables us to integrate the compelling bandwidth capacity of the upcoming ViaSat-1 satellite into WildBlue’s existing distribution and fulfillment resources.”
Financial Results1

			First 6 Mos.	First 6 Mos.
(In millions, except per share data)	Q2 FY10	Q2 FY09	FY10	FY09
Revenues	$160.7	$159.3	$319.1	$312.2
Net income attributable to ViaSat, Inc.	$9.2	$9.3	$17.4	$15.5
Diluted per share net income attributable to ViaSat, Inc. common stockholders	$0.28	$0.29	$0.53	$0.49
Non-GAAP net income attributable to ViaSat, Inc. [2]	$13.1	$12.5	$24.0	$21.6
Non-GAAP diluted net income per share attributable to ViaSat, Inc.	$0.40	$0.39	$0.73	$0.68
Fully diluted weighted average shares	33.0	32.1	32.9	31.9

New orders/Contract awards	$225.7	$255.5	$346.3	$461.4
Sales backlog	$501.9	$523.6	$501.9	$523.6

[1]	ViaSat uses a 52 or 53 week fiscal year which ends on the Friday closest to March 31. ViaSat quarters for fiscal year 2010 end on July 3, 2009, October 2, 2009, January 1, 2010 and April 2, 2010. Fiscal year 2010 is a 52 week year, compared with

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a 53 week year in fiscal year 2009. As a result of the shift in the fiscal calendar, the second quarter of fiscal year 2009 included an additional week.

[2]	All non-GAAP numbers have been adjusted to exclude the effects of amortization of acquired intangible assets, acquisition related transaction expenses and non-cash stock-based compensation expenses, net of tax. A reconciliation of specific adjustments to GAAP results for these periods is included in the “Reconciliation Between Net Income Attributable to ViaSat, Inc. on a GAAP Basis and Non-GAAP Basis” table contained in this release. A description of our use of non-GAAP information is provided below under “Use of Non-GAAP Financial Information.”
Government Systems Segment
     The Government Systems segment posted quarterly revenues of $102.8 million, a 5.6% increase over the second quarter of fiscal year 2009. The growth was primarily related to higher revenues from next generation military satellite communication systems and video data link systems, offset by lower revenues from information assurance products and development programs and next generation tactical data link development. New contract awards in our Government Systems segment for the second quarter of fiscal year 2010 were $118.1 million.
Commercial Networks Segment
     For the Commercial Networks segment, revenues were $54.4 million for the second quarter, an 8.2% decrease from the second quarter of fiscal year 2009. The revenue decrease was primarily due to lower sales of our consumer broadband products and mobile satellite communication systems, offset by increased sales of antenna systems and enterprise VSAT products. New contract awards in our Commercial Networks segment for the second quarter of fiscal year 2010 were $93.5 million.
Satellite Services Segment
     Our Satellite Services segment contributed revenues of $3.5 million for the second quarter, which was a 26.3% increase from the second quarter of fiscal year 2009. The revenue increase was primarily due to increased sales of our mobile broadband and managed broadband services. New contract awards in our Satellite Services segment for the second quarter were $14.1 million.
Selected Second Quarter 2010 Business Highlights
•	Signed an agreement to acquire privately-held WildBlue Communications, the premier Ka-band satellite broadband service provider. The combination of ViaSat and WildBlue is expected to set the stage for accelerated growth and expansion of the WildBlue® broadband service using ViaSat’s next-generation network technology, SurfBeam® 2, and high-capacity ViaSat-1 satellite scheduled to launch in early 2011.

•	Signed a $46 million contract with Star Satellite Communications Company, a wholly owned subsidiary of Al Yah Satellite Communications Company PrJSC (Yahsat), for SurfBeam® 2 network infrastructure
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and initial customer premises terminals to power YahClick, an advanced new high-speed Ka-band satellite Internet access service in the Middle East region.

•	Signed contracts totaling approximately $15 million with L-3 Integrated Systems for airborne broadband terminals and services to support intelligence, surveillance, and reconnaissance (ISR) operations of the U.S. Air Force Liberty, a small, twin-turboprop manned ISR aircraft.

•	Received a $9 million order from BAE Systems Australia to provide X-band and Ka-band satellite antenna systems that will help provide enhanced access to the Australian Defence Wide Area Network in cooperation with the U.S. military using bandwidth on the new Wideband Global Satcom (WGS) satellite constellation.

•	Awarded two additional orders valued at more than $10 million for Multifunctional Information Distribution System (MIDS) terminals and spare components from the Space and Naval Warfare Systems Command (SPAWAR).

•	Enerdyne division demonstrated FM analog and new digital interoperability in its EnerLinksIII™ Ground Modem Transceiver, helping unmanned systems make the transition from analog to more secure and higher-performing digital data links for ISR operations.

•	Subsequent to the end of the quarter, ViaSat was ranked number 135 on the 2009 Forbes list of “200 Best Small Companies” based on growth and financial performance over the past five years.
Safe Harbor Statement
     This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to our pending acquisition of WildBlue, the integration of ViaSat-1 into WildBlue’s distribution and fulfillment resources, accelerated growth and expansion of the WildBlue service, and the progress of and expectations associated with our ViaSat-1 satellite project. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: difficulties and uncertainties relating to the pending WildBlue acquisition, which include difficulties and uncertainties relating to the satisfaction or waiver of conditions to closing, integration risks and costs, and uncertainties associated with the performance of the WildBlue business; our ability to have manufactured or successfully launch ViaSat-1 or implement the related broadband satellite services on our anticipated timeline or at all; continued turmoil in global financial markets and economies; the availability and cost of credit; reliance on U.S. government contracts and our reliance on a small number of contracts which account for a significant percentage of our revenues; our ability to successfully develop, introduce and sell new technologies, products and enhancements;
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reduced demand for products as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; reliance on a limited number of third parties to manufacture and supply our products; increased competition and other factors affecting the communications industry generally; the effect of adverse regulatory changes on our ability to sell products; our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness; and other factors affecting the communications industry generally. In addition, please refer to the risk factors contained in ViaSat’s SEC filings available at www.sec.gov, including ViaSat’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. ViaSat undertakes no obligation to update or revise any forward-looking statements for any reason.
Conference Call
     ViaSat Inc. will host a conference call to discuss these fiscal year 2010 second quarter results at 12:00 noon Eastern Time on Thursday, November 5, 2009. The dial-in number is (866) 261-7280 and (703) 639-1228 internationally. The conference ID is 1409861. A replay will be available for 24 hours beginning at 3:00 PM Eastern Time November 5 at (888) 266-2081 and (703) 925-2533 internationally. The access code is 1409861. You can also access our conference call webcast and other material financial information discussed on our conference call (including any information required by Regulation G) on the Investor Relations Events Calendar page of our corporate Web site (www.viasat.com). The call will be archived and available on that site for at least one month immediately following the conference call.
About ViaSat (www.viasat.com)
     ViaSat is a provider of advanced satellite and wireless communications and secure networking systems, products and services. ViaSat has leveraged its success developing complex satellite communication systems and equipment for the U.S. government and select commercial customers to develop end-to-end satellite network solutions for a wide array of applications and customers. ViaSat’s product and systems offerings are often linked through common underlying technologies, customer applications and market relationships. ViaSat believes that its portfolio of products, combined with its ability to effectively cross-deploy technologies between government and commercial segments and across different geographic markets, provides it a strong foundation to sustain and enhance its leadership in advanced communications and networking technologies. ViaSat’s customers, including the U.S. government, leading aerospace and defense prime contractors, network integrators and communications service providers, rely on ViaSat’s solutions to meet their complex communications and networking requirements. ViaSat is based in Carlsbad, CA, has major locations in Duluth, GA and Germantown, MD (Comsat Laboratories division), and additional field offices and service centers worldwide.
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Use of Non-GAAP Financial Information
     To supplement ViaSat’s consolidated financial statements presented in accordance with GAAP, ViaSat uses non-GAAP net income attributable to ViaSat, Inc., a measure ViaSat believes is appropriate to enhance an overall understanding of ViaSat’s past financial performance and prospects for the future. Non-GAAP net income attributable to ViaSat, Inc. excludes the effects of amortization of acquired intangible assets, acquisition related transaction expenses and non-cash stock-based compensation expenses, net of tax. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with generally accepted accounting principles. A reconciliation of specific adjustments to GAAP results is provided in the “Reconciliation Between Net Income Attributable to ViaSat, Inc. on a GAAP Basis and Non-GAAP Basis” table contained in this release.
WildBlue is a registered trademark of WildBlue Communications.
SurfBeam is registered trademarks of ViaSat, Inc.
EnerLinksIII is a trademark of Enerdyne Technologies, Inc., a wholly owned subsidiary of ViaSat, Inc.
Comsat Labs and Comsat Laboratories are tradenames of ViaSat Inc. Neither Comsat Labs nor Comsat Laboratories is affiliated with COMSAT Corporation. “Comsat” is a registered trademark of COMSAT Corporation.
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ViaSat News	6
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended		Six months ended
	October 2, 2009	October 3, 2008	October 2, 2009	October 3, 2008
Revenues	$160,666	$159,280	$319,074	$312,241
Operating expenses:
Cost of revenues	111,656	115,551	223,369	223,571
Selling, general & administrative	28,927	25,430	55,843	49,034
Independent research and development	6,692	6,656	13,695	16,496
Amortization of intangible assets	1,362	2,340	2,867	4,680

Income from operations	12,029	9,303	23,300	18,460
Interest, net	(129)	477	(211)	1,093

Income before income taxes	11,900	9,780	23,089	19,553
Provision for income taxes	2,808	505	5,705	3,908

Net income	9,092	9,275	17,384	15,645
Less: Net (loss) income attributable to the noncontrolling interest, net of tax	(83)	17	(60)	96

Net income attributable to ViaSat, Inc.	$9,175	$9,258	$17,444	$15,549

Diluted net income per share attributable to ViaSat, Inc. common stockholders	0.28	0.29	0.53	0.49
Diluted common equivalent shares	33,047	32,138	32,916	31,890

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO VIASAT, INC. ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

GAAP net income attributable to ViaSat, Inc.	$9,175	$9,258	$17,444	$15,549
Amortization of intangible assets	1,362	2,340	2,867	4,680
Acquisition related transaction expenses	2,496	—	2,496	—
Stock-based compensation expense:	2,532	2,860	5,094	5,049
Income tax effect	(2,420)	(1,946)	(3,917)	(3,657)

Non-GAAP net income attributable to ViaSat, Inc.	$13,145	$12,512	$23,984	$21,621

Non-GAAP diluted net income per share attributable to ViaSat, Inc. common stockholders	$0.40	$0.39	$0.73	$0.68

Diluted common equivalent shares	33,047	32,138	32,916	31,890
Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands)

			Liabilities and
Assets	October 2, 2009	April 3, 2009	Stockholders’ Equity	October 2, 2009	April 3, 2009
Current Assets:			Current liabilities:
Cash and cash equivalents	$83,884	$63,491	Accounts payable	$58,223	$63,397
Accounts receivable, net	206,816	164,106	Accrued liabilities	81,126	72,037

Inventories	67,364	65,562	Total current liabilities	139,349	135,434
Deferred income taxes	26,724	26,724	Line of credit	80,000	—
Prepaid expenses and other current assets	23,159	18,941	Other liabilities	24,443	24,718

Total current assets	407,947	338,824	Total liabilities	243,792	160,152

Property, equipment and satellite, net	214,527	170,225
Other intangible assets, net	13,788	16,655	Total ViaSat, Inc. stockholders’ equity	490,744	458,748
Goodwill	65,429	65,429	Noncontrolling interest in subsidiary	3,982	4,042

Other assets	36,827	31,809	Total stockholders’ equity	494,726	462,790

Total assets	$738,518	$622,942	Total liabilities and stockholders’ equity	$738,518	$622,942